Exhibit 10.23

RETENTION AGREEMENT AND GENERAL RELEASE

THIS RETENTION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between JOYCE M. CLINTON (hereafter referred to as “Ms. Clinton”) and PACIFIC CAPITAL BANK, N.A. (hereafter referred to as “PCB”) with reference to the following facts:

RECITALS:

A. Ms. Clinton has served as PCB’s Chief Financial Officer (“CFO”) since March 16, 2006. Ms. Clinton has performed her duties diligently, and has assisted PCB in successfully completing a number of important initiatives;

B. Ms. Clinton has decided to resign as PCB’s CFO in order to return to her home in Arizona and be closer to her family;

C. Ms. Clinton is willing to continue as CFO during an interim period through August 9, 2007, in order to assist PCB in transitioning to a new CFO;

D. In consideration of her continued service and other promises set forth in this Agreement, PCB desires to provide Ms. Clinton with certain benefits; and

E. PCB and Ms. Clinton wish to memorialize the agreements they have reached concerning such benefits.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. TRANSITION EMPLOYMENT

Ms. Clinton acknowledges and agrees that she has voluntarily tendered her resignation from employment with PCB. Ms. Clinton and PCB have agreed that Ms. Clinton’s resignation shall take effect and her employment with PCB shall end as of the earlier of the following dates (the “Departure Date”): (i) the close of business on August 9, 2007; or (ii) such earlier date established under Section 1.4, below. The period between the date the parties execute this Agreement and the Departure Date is hereafter referred to as the “Transition Period.”

1.1 Duties During Transition Period. Ms. Clinton shall remain responsible during the Transition Period for continuing to diligently perform her normal duties and responsibilities as CFO, including, but not limited to, all of the duties related to the completion and filing of PCB’s 2007 Second Quarter 10-Q Report, and such other tasks as PCB may reasonably assign to her. PCB reserves the right to begin transitioning duties to other employees during the Transition Period as it determines necessary or appropriate. Ms. Clinton agrees to perform her duties and responsibilities during the Transition Period to the best of her abilities, and in an

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efficient and timely manner. Except as otherwise provided in this Agreement, Ms. Clinton agrees to devote her full business time and effort during the Transition Period to the performance of her remaining duties as CFO.

Pay and Benefits. Ms. Clinton shall continue to receive her current regular pay and benefits through the Transition Period. Ms. Clinton acknowledges and agrees that with the conclusion of her employment prior to calendar year-end, she will not earn or be entitled to any bonus compensation for 2007.

1.2 Time Off For Transition-Related Activities. PCB understands that Ms. Clinton may desire to take time off during the Transition Period to coordinate her relocation to Arizona and/or to follow up on new employment opportunities. PCB is willing to allow Ms. Clinton to take time off for such activities, provided that (i) Ms. Clinton furnishes reasonable advance notice of the days she would like to take off, and (ii) such time off is approved in advance by PCB’s Chief Executive Officer after determining in good faith that such time off can be accommodated.

1.3 Acceleration of Departure Date. PCB is confident that Ms. Clinton will diligently perform her duties during the Transition Period in a timely manner and to the best of her abilities, conduct herself in a professional manner and in accordance with PCB’s best interests and normal workplace standards, and comply with her other obligations under this Agreement. However, should Ms. Clinton fail to do so, then PCB reserves the right to accelerate the effective date of Ms. Clinton’s resignation and to conclude Ms. Clinton’s employment prior to August 9, 2007.

2. RETENTION BONUS PAYMENT

In consideration of (i) Ms. Clinton’s agreement to defer the effective date of her resignation and assist PCB through August 9, 2007, and (ii) Ms. Clinton’s other promises and commitments under this Agreement, including the releases provided pursuant to Section 3, below, PCB agrees, subject to the other terms and conditions of this Agreement, to provide to Ms. Clinton a lump sum payment of One Hundred Thirty Thousand Dollars ($130,000.00). In the event Ms. Clinton’s Departure Date is accelerated pursuant to Section 1.4, above, then the parties agree that the amount of such payment shall be reduced to a prorated amount based on the percentage that the number of days Ms. Clinton works after signing this Agreement bears to the total number of days from the date Ms. Clinton signs this Agreement through August 9, 2007. Payroll taxes and income tax withholding will be deducted from this payment as required by applicable state and federal law. This payment will be made promptly following Ms. Clinton’s delivery of the release agreement called for under Section 3.1.2 below, and the expiration of the seven-day revocation period referenced in that agreement. Unless Ms. Clinton otherwise directs PCB in writing, such payment shall be made via a direct deposit into Ms. Clinton’s existing account with PCB.

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3. MS. CLINTON’S RELATED AGREEMENTS

In consideration of the retention bonus payable under Section 2, above, and PCB’s other promises under this Agreement, Ms. Clinton agrees as follows:

3.1 Release Provisions.

3.1.1 Current Release. Except for those obligations contained within this Agreement and the rights and obligations contained in California Corporations Code section 317 and California Labor Code section 2802, Ms. Clinton hereby fully, finally and forever releases and discharges PCB, its affiliated entities, and their respective past, present and future officers, directors, employees, insurance carriers, other agents, successors and assigns (all such parties are hereafter collectively referred to as the “Released Parties”) of and from any and all causes of action, obligations, claims, damages, costs or liabilities, whether known or unknown, which Ms. Clinton has or may hereafter learn of against each or any of the Released Parties by reason of any act or omission or cause arising prior to Ms. Clinton’s execution of this Agreement, other than those statutory claims that are not legally waivable.

Without limiting the generality of the foregoing, Ms. Clinton releases and discharges the Released Parties from any and all causes of action, obligations, claims, damages, costs or liabilities, whether known or unknown, which Ms. Clinton has or may hereafter learn of against each or any of the Released Parties by reason of her employment with PCB, including, but not limited to, claims based on or relating to: (a) any express or implied contract; (b) wrongful discharge; (c) termination in breach of public policy; (d) claims of discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, or the California Fair Employment and Housing Act, which prohibit discrimination, harassment and retaliation based on factors such as race, color, age, ancestry, national origin, sex, sexual orientation, transgender status, religion, mental or physical disabilities, marital status, or family or medical leave needs; (e) any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation; (f) personal injury, defamation, assault, battery, infliction of emotional distress, invasion of privacy, or false imprisonment; and (g) claims for attorneys’ fees or costs.

This release covers both claims that Ms. Clinton knows about and those that she may not know about. Accordingly, Ms. Clinton waives any rights afforded by Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

As noted, the foregoing release will not extend to statutory claims that are not legally waivable, including but not limited to, where applicable, the right to:

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Pursue claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), based on acts or omissions undertaken after the date each of the parties has signed this Agreement.

•

File a complaint or to participate in, cooperate with, or provide information in connection with, an investigative proceeding of any federal, state or local civil rights agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing. Ms. Clinton does, however, to the extent allowed by law, waive and give up the right to recover, through any civil court proceeding or private arbitration, any money, or other relief personal to her, under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, or other applicable civil rights statute, based on her employment with PCB.

•	Make and pursue any type of claim, or to receive any type of allowable relief, which by law, cannot be waived.

•

File any suit, complaint, charge or claim against PCB, or to disclose any information required in connection therewith, for breach of this Agreement or in order to secure enforcement of the rights, duties or obligations of PCB and Ms. Clinton under this Agreement.

•	Challenge the validity or enforceability of any waiver of ADEA rights.

•	Make and pursue any type of claim for unemployment insurance benefits, Workers’ Compensation benefits, or indemnity rights under the California Labor Code.

3.1.2 Release In Conjunction With Conclusion of Employment. To achieve the parties’ intent that PCB receive a release of all claims through Ms. Clinton’s final date of employment with PCB, Ms. Clinton agrees to execute and deliver to PCB on her Departure Date a supplemental general release in the form attached hereto as Exhibit A. Ms. Clinton understands that PCB’s obligation to furnish the compensation called for under Section 2, above, is contingent upon PCB’s receipt of this supplemental release agreement and the expiration of the revocation period referenced therein without any exercise of the revocation rights described in that release agreement.

3.2 Non-Disparagement. During the Transition Period and thereafter, Ms. Clinton agrees to refrain from making any disparaging, denigrating, or untrue statements to third parties about PCB, its board members, officers, employees, affiliates, products, services or business.

3.3 Non-Solicitation of PCB Employees. Ms. Clinton agrees that for a period of one (1) year following her execution of this Agreement, she will not directly or indirectly, either alone or with others, for her own benefit or for the benefit of any third party, solicit, entice or encourage any PCB employee to leave PCB or to otherwise work for another employer.

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4. OTHER UNDERSTANDINGS AND AGREEMENTS

4.1 Return and Protection of PCB Materials. Ms. Clinton represents, warrants and agrees that on her Departure Date, she will return to PCB (a) all documents, files, memoranda, records, computer disks, software and hardware concerning or containing information regarding the business or affairs of PCB, including all copies thereof in any format, that were previously in Ms. Clinton’s possession or control, and (b) all credit cards, email and computer access codes, internet access codes, laptop computers, pagers, mail, phones, equipment, and other property belonging to PCB previously in Ms. Clinton’s possession or control. Ms. Clinton acknowledges that she has had access to confidential and proprietary information, including trade secrets, relating to PCB and its business. She agrees to maintain the confidentiality of such information and further agrees to observe her obligation to keep such information confidential pursuant to the California Uniform Trade Secrets Act (Civil Code sections 3426 et seq.) and all other provisions of California and Federal law.

4.2 Voluntary Payment and No Wrongdoing. Ms. Clinton acknowledges and agrees that PCB is not otherwise obligated to provide the compensation and other benefits called for under this agreement. Ms. Clinton and PCB each agrees that no action taken by them, individually or together, either previously or in connection with this Agreement shall be (a) deemed or construed to be an admission, directly or by implication, that PCB or any of its employees or agents violated any law, rule, regulation, or contractual right, duty or obligation owed to Ms. Clinton, or (b) an admission by any party of any fault or liability whatsoever. Neither this Agreement nor any part hereof shall be used or admitted into evidence in any proceeding of any character, judical or otherwise, except to the extent necessary to enforce the rights, duties and obligations of the parties under this Agreement, or as otherwise required by law.

4.3 Voluntary Execution. Ms. Clinton acknowledges and agrees that:(a) she has carefully read this Agreement; (b) she has had an opportunity to review this Agreement with legal counsel prior to executing it (to the extent she desired to do so); (c) she understands and agrees with each of the terms and conditions of this Agreement; and (d) she has voluntarily entered into this Agreement freely and without coercion.

4.4 Consequences of Breach. Ms. Clinton acknowledges and agrees that if she breaches any covenant, promise, representation or warranty she has made under this Agreement, then, without jeopardizing any other right or remedy available PCB, and without affecting the enforceability of, or Ms. Clinton’s duty to continue complying with, Ms. Clinton’s remaining covenants and promises under this Agreement, PCB shall be relieved of its obligation to provide any compensation pursuant to Section 2, above.

5. GENERAL PROVISIONS

5.1 Complete Agreement. This Agreement and any exhibits hereto contain the entire agreement and understanding between the parties concerning the matters covered by this Agreement, and supercede and replace all prior agreements and understandings, oral or written,

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concerning such matters. No modification, termination, or attempted waiver shall be valid unless in writing and signed by both parties.

5.2 Enforceability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the remaining provisions shall remain fully valid and enforceable.

5.3 Attorneys’ Fees. Should any action be necessary to construe or enforce the terms or conditions of this Agreement, then the party prevailing in such action shall be entitled to an award of its reasonable attorneys’ fees and costs incurred in conjunction with such action, and in conjunction with any action enforcing any judgment entered therein.

5.4 Joint Preparation. This Agreement shall be construed as if both parties jointly prepared it, and uncertainty or ambiguity shall not be interpreted against one party.

5.5 Counterparts and Facsimile Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. The parties agree that this Agreement will be considered signed when the signatures of all parties have been exchanged by facsimile transmission. Such facsimile signatures shall be treated in all respects as having the same effect as original signatures, and the parties agree to exchange original signed documents within ten (10) calendar days of the last dated facsimile signature.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date(s) set forth below.

“MS. CLINTON”

Date: 6-4-07	/s/ Joyce M. Clinton
Joyce M. Clinton

“PCB”

PACIFIC CAPITAL BANK, N.A.

Date: 6-4-2007	By:	/s/ George S. Leis
George S. Leis President and Chief Executive Officer

EXHIBIT A

GENERAL RELEASE AGREEMENT

In consideration of the benefits furnished to me pursuant to that certain Retention Agreement and General Release that Pacific Capital Bank, N.A. (“PCB”) and I executed in May of 2007, I hereby fully, finally and forever release and discharge PCB, its affiliated entities, and their respective past, present and future officers, directors, employees, insurance carriers, attorneys, other agents, successors and assigns (all such parties are hereafter collectively referred to as the “Released Parties”) of and from any and all causes of action, obligations, claims, damages, costs or liabilities, whether known or unknown, which I have or may hereafter learn of against each of any of the Released Parties by reason of any act or omission or cause occurring prior to my execution of this Genera] Release Agreement, other than those statutory claims that are not legally waivable and those obligations contained in the Retention Agreement and General Release and the rights and obligations contained in California Corporations Code section 317 and California Labor Code section 2802.

Without limiting the generality of the foregoing, I release and discharge the Released Parties from any and all causes of action, obligations, claims, damages, costs or liabilities, whether known or unknown, which I have or may hereafter learn against each or any of the Released Parties by reason of my employment with PCB or the conclusion of that employment, other than those statutory claims that are not legally waivable. This release includes, but is not limited to, claims based on or relating to: (a) any express or implied employment contract; (b) wrongful discharge; (c) termination in breach of public policy; (d) age discrimination under the Age Discrimination in Employment Act of 1967, as amended (other than claims based on any act, omission or cause occurring after my execution of this Agreement, and other retained rights summarized later in this General Release Agreement); (e) claims of discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or the California Fair Employment and Housing Act, which prohibit discrimination based on factors such as race, color, age, ancestry, national origin, sex, sexual orientation, gender identity, religion, mental or physical disabilities, or marital status; (f) any other federal, state or local laws or regulations prohibiting employment discrimination; (g) personal injury, defamation, assault, battery, invasion of privacy, false imprisonment, fraud, or intentional or negligent infliction of emotional distress; and (h) claims for attorneys’ fees or costs.

This General Release Agreement covers both claims that I know about and those that I may not know about. Accordingly, I waive any rights afforded by Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

As noted, this General Release Agreement will not extend to statutory claims that are not legally waivable, including but not limited to, where applicable, the right to:

•	Pursue claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended, based on acts or omissions occurring after I sign this Agreement.

•

File a complaint or to participate in, cooperate with, or provide information in connection with, an investigative proceeding of any federal, state or local civil rights agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing. I do, however, to the extent allowed by law, waive and give up the right to recover, through any civil court proceeding or private arbitration, any money, or other relief personal to me, under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, or other applicable civil rights statute, based on my employment with PCB.

•	Make and pursue any type of claim, or to receive any type of allowable relief, which by law, cannot be waived.

•	File any suit, complaint, charge or claim against PCB secure enforcement of the rights, duties or obligations of PCB or myself under my Retention Agreement and General Release with PCB.

•	Challenge the validity or enforceability of any waiver of ADEA rights.

•	Make and pursue any type of claim for unemployment insurance benefits, Workers’ Compensation benefits, or indemnity rights under the California Labor Code.

I acknowledge and agree that I have previously been paid in full for all wages, commissions, bonuses and other compensation of any kind due or owed to me for any services I rendered as an employee of PCB, and that there are no further wages, commissions, bonuses and other compensation due or owed to me by PCB, other than the payment provided for under Section 2 of my Retention Agreement and General Release with PCB. I further acknowledge and agree my receipt of any wages, commissions, bonuses and other compensation due or owed to me for services I rendered as an employee of PCB has not been conditioned upon my execution of this General Release Agreement.

I acknowledge and agree that: (a) I have carefully read this General Release Agreement; (b) I understand and agree with each of the terms of this General Release Agreement; and (c) I have voluntarily entered into this Agreement freely and without coercion.

I acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. This waiver and release does not apply to any rights or claims that may arise under ADEA based on acts or omissions occurring after the date I sign this General Release

Agreement. Nothing in this General Release Agreement prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA. I acknowledge that the consideration given by PCB for this General Release Agreement is in addition to anything of value to which I was already entitled.

I acknowledge that: (a) I have been advised by this writing that I should consult with an attorney prior to executing this General Release Agreement; (b) I have been afforded at least twenty-one (21) days within which to consider this General Release Agreement; (c) I have seven (7) days following my execution of this General Release Agreement to revoke this Agreement in writing; and (d) this General Release Agreement shall not be effective until the revocation period has expired.

I agree that should any action be necessary to construe or enforce this General Release Agreement, then the party prevailing in such action shall be entitled to an award of its reasonable attorneys’ fees and costs incurred in conjunction with such action, and in conjunction with any action enforcing any judgment entered therein.

Date	Joyce M. Clinton